UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2012

LTS Nutraceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-162469	27-0374885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

450 East Las Olas Blvd.

Suite 830

Ft. Lauderdale, Florida 33301

 (Address of principal executive offices) (zip code)

(954) 462-8895

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure

On March 10, 2012, YTB International, Inc. (“YTB”) and LTS Nutraceuticals, Inc. (which shall be renamed LTS International, Inc. upon consummation of the merger) (“Parent”), announced an agreement in principle to enter into a merger transaction (“Merger”). The parties intend that YTB shall become a wholly-owned subsidiary of Parent as a result of the Merger.

Completion of the Merger is subject to a number of customary approvals and conditions including ratification of the Board of Directors for YTB and Parent, shareholder approval of YTB, and applicable regulatory approvals.

The Merger agreement shall contain termination rights for both YTB and Parent, whether before or after receipt of YTB Stockholder approvals, if either party shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

On March 10, 2012 YTB, Ted Farnsworth, Chairman of the Parent, and Lloyd Tomer, Chairman of YTB, also announced that: (i) Tomer anticipated being appointed to the Parent’s Board of Directors, (ii) that the network marketers of both the LTS network marketing business and of YTB would be able to share in a still being defined joint bonus pool, (iii) that certain benefits previously available to YTB network marketers would also be available to LTS network marketers, based upon meeting performance criteria, and (iv) that the entities would jointly pursue growth of their businesses into various Asian markets.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated March 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LTS Nutraceuticals, Inc.

Dated: March 12, 2012	By:	/s/ Ted Farnsworth
Name: Ted Farnsworth Title: Chairman